EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:    Louise A. Walker                                                                              January 29, 2015
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – Fourth Quarter Earnings Report
Strong Loan, Deposit & Asset Growth
Diluted Earnings per Share Up 21.7% from Prior Year

Dixon, California—First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the fourth quarter of 2014. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income of $5.9 million as of December 31, 2014, up 9.3% compared to net income of $5.4 million reported for the same fiscal period last year. Net income available to common shareholders totaled $5.7 million for the period ending December 31, 2014, up 21.3% compared to net income available to common shareholders of $4.7 million reported for the same fiscal period last year. Diluted earnings per share for the year ended December 31, 2014 was $0.56, up 21.7% compared to diluted earnings per share of $0.46 for the same fiscal period last year.”

Net income available to common shareholders for the quarter ended December 31, 2014 totaled $1.6 million, up 45.5% compared to net income available to common shareholders of $1.1 million reported for the same fiscal period last year. Diluted earnings per share for the three months ended December 31, 2014 was $0.15, up 50.0% compared to diluted earnings per share of $0.10 for the same fiscal period last year. Net income for the quarter ended December 31, 2014 was $1.6 million, up 33.3% compared to net income of $1.2 million reported for the same fiscal period last year.

Total assets at December 31, 2014 were $957.9 million, an increase of $60.2 million, or 6.7%, compared to year-end 2013. Total deposits of $857.1 million increased $53.3 million, or 6.6%, compared to year-end 2013. During 2014, total net loans (including loans held-for-sale) increased $30.4 million, or 6.0%, to $538.5 million. The total risk-based capital ratio at December 31, 2014 was 16.28%, exceeding the “well capitalized” threshold of 10%.

At its regular meeting on January 22, 2015, the Board of Directors of the Company declared a 4% stock dividend, payable March 31, 2015 to shareholders of record as of February 27, 2015. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

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Further commenting on the Company’s financial results, Walker stated, “We are pleased to report another productive quarter, as demonstrated by the sustained momentum in our performance during the last three months of 2014. The dramatic decline in mortgage originations throughout the year impacted our non-interest income, yet we were able to offset the effect primarily with an increase in interest income stemming from continued commercial and small business loan growth and a decrease in our operating expense. We attribute our successful year to many factors, but when it comes down to it, we understand that community banking is about people and relationships. We frequently receive letters from customers that express how refreshing it is to do business with First Northern Bank’s friendly and knowledgeable employees and experienced relationship managers. Our business continues to grow through the unending referrals we receive from our satisfied customers.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County. First Northern has nine full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. First Northern’s Real Estate Mortgage Loan office is located in Davis, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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